Exhibit 99.1

STORE Capital Declares Third Quarter Dividend of $0.27 per Common Share
Represents an increase of 8 percent over prior quarter

SCOTTSDALE, Ariz., September 15, 2015 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that its Board of Directors has declared a regular quarterly cash dividend on its common stock of $0.27 per share for the third quarter ending September 30, 2015.  On an annualized basis, this dividend of $1.08 per common share represents an increase of 8% over the previous annualized dividend. The third quarter dividend will be paid on October 15, 2015 to STORE Capital stockholders of record as of the close of business on September 30, 2015.

“We are excited to announce this meaningful increase in our dividend, which reflects both our strong performance since STORE’s November 2014 IPO and our confidence in sustained AFFO per share growth,” said Christopher Volk, President and Chief Executive Officer.  “STORE is fulfilling its promise to be a reliable growth generator, with our continued high levels of lease originations, complemented by enviable internal growth.  As we head into 2016, we expect STORE to be poised to sustain this promise for growth and performance.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 1,200 property locations, substantially all of which are profit centers, in 46 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports and prospectuses it files with the SEC from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Financial Profiles

Moira Conlon, (310) 622-8220

Beth Sackovich, (310) 622-8237

STORECapital@finprofiles.com

# # #